EXHIBIT 99


FOR IMMEDIATE RELEASE                            COMPANY CONTACT:
                                                 R. BRUCE DEWEY
                                                 CEO AND PRESIDENT
                                                 (770) 644-6700


     SIMIONE  CENTRAL  HOLDINGS,   INC.  ANNOUNCES  THE  CLOSING  OF  ADDITIONAL
     FINANCING.

     Atlanta, GA (June 22, 2000) Simione Central Holdings, Inc. (NASDAQ:SCHI) announced today that it has closed on new financing. The financing includes a total of up to $7 million in available funds from John E. Reed, a Simione director and the chief executive officer of Mestek, Inc., consisting of the following:

     o a $6 million subordinated revolving line of credit facility, convertible into Series D Preferred Stock of Simione, with a 9% interest rate and five-year maturity, which can be drawn down by Simione as needed in $500,000 increments for working capital, and

     o $1 million in cash, funded today, for 398,406 shares of Series D Preferred Stock of Simione, with a 9% annual cumulative dividend, convertible into Simione's Common Stock on a one-for-one basis with voting rights equal to those of the Common Stock.

Simione Central provides information systems, process improvement solutions and consulting services to over 2,500 customers. Simione Central provides freestanding, hospital-based and multi-office home health care providers (including certified, private duty, staffing, HME, IV therapy, and hospice) complete information solutions that address all aspects of home care operations, especially the improvement of clinical process, operational workflow and financial management. With offices nationwide, the company is headquartered in Atlanta, Georgia. With the recently completed merger with MestaMed (MCS), Simione Central is the most experienced HME management information systems vendor in the alternate site marketplace.

Note regarding Private Securities Litigation Reform Act: Statements made in this press release which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Simione Central's future financial performance could differ significantly from that set forth herein, and from the expectations of management. Important factors that could cause Simione Central's financial performance to differ materially from past results and from those expressed in any forward looking statements include, without limitation, variability in quarterly operating results, the possible unavailability of capital resources adequate for Simione Central to fulfill its business objectives, customer concentration, product acceptance, long sales cycles, long and varying delivery cycles, Simione Central's dependence on business partners, emerging technological standards, risks associated with acquisitions, risks associated with the Year 2000 problem and risk factors detailed from time to time in Simione Central's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.